Exhibit 99.1

News Release

Kimco Realty Corp. Announces the Execution of a Purchase and
Sale Agreement for the Disposition of InTown Suites

NEW HYDE PARK, N.Y., October 22, 2012 – Kimco Realty Corp. (NYSE: KIM), North America's largest owner and operator of neighborhood and community shopping centers, today announced that a purchase and sale agreement has been executed with a subsidiary of Starwood Distressed Opportunity Fund IX, an affiliate of Starwood Capital Group, a leading global real estate investment firm, to sell the InTown Suites company and related real estate assets for a gross sales price of $735 million, including $617 million of existing debt.

InTown Suites is owned by InTown Hospitality Investors LP, a joint venture in which Kimco holds a 75 percent interest. The InTown Suites portfolio is comprised of 138 extended stay properties with approximately 18,000 rooms across 21 states that are predominantly located in the Southeast and Southwest, with concentrations in Texas, Georgia and Florida.

The sale is contingent upon Starwood Distressed Opportunity Fund IX's satisfactorily completing its due diligence process and other closing conditions, including lender approvals. Kimco expects to complete this transaction in the first half of 2013. If the transaction is completed, Kimco has agreed to maintain $147.5 million in preexisting guarantees of outstanding debt to be assumed by Starwood Distressed Opportunity Fund IX.

Citigroup served as the financial advisor to InTown Hospitality Investors LP on the sale.

ABOUT KIMCO

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y. that owns and operates North America's largest portfolio of neighborhood and community shopping centers. As of June 30, 2012, the company owned interests in 926 shopping centers comprising 136 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company's blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, (iv) the Company's ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) risks related to our international operations, (viii) the availability of suitable acquisition and disposition opportunities, (ix) Starwood's ability to decide, in its discretion, whether to proceed with the proposed transaction, (x) valuation and risks related to our joint venture and preferred equity investments, (xi)valuation of marketable securities and other investments, (xii) increases in operating costs, (xiii) changes in the dividend policy for the Company's common stock, (xiv) the reduction in the Company's income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xv) impairment charges and (xvi) unanticipated changes in the Company's intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2011. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as may be updated or supplemented in the company's Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

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CONTACT:

David F. Bujnicki
Vice President, Investor Relations and Corporate Communications
Kimco Realty Corporation
1-866-831-4297